ANNUAL STATEMENT OF COMPLIANCE

Per the applicable Servicing Agreement for each of the transactions listed on Schedule I hereto, the undersigned, a duly authorized officer of Trimont Real Estate Advisors, LLC, in its capacity as Special Servicer (“Trimont”), hereby certifies as follows as of and for the year ending December 31, 2022 (the “Reporting Period”):

1.        A review of Trimont’s activities during the Reporting Period and of its performance under the applicable Servicing Agreement has been made under such officer’s supervision; and

2.        To the best of such officer’s knowledge, based on such review, Trimont has fulfilled all of its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2023.

By: Robert Brasfield

Name: Robert Brasfield

Title: Authorized Signatory

SCHEDULE I

Transaction

225 Liberty Street

AHT 2018-Keys

BAMLL 2019-AHT1

Bancorp 2017-CRE2

Bancorp 2018-CRE3

Bancorp 2018-CRE4

Bancorp 2019-CRE5

BSREP 2021-DC

BX 2019-MMP2

CAMB 2019-LIFE

CF TRUST 2019-BOSS

CGMS 2017-MDDR3

COMM 2012-CCRE2

CORE 2019-CORE

CSMC TRUST 2017-PFHP

GSMS 2016-GS3

GSMS 2018-GS10

GSMS 2018-TWR

GSMS 2021-ROSS

JPMCC 2018-MINN

JPMCC 2020-ACE

MSC 2018-ASHF

METRO 2019-TECH4

NYT 2019-NYT

1 For the period 22 February 2022 through 21 July 2022

2 For the period 1 January 2022 through 21 December 2022

3 For the period 1 January 2022 through 12 July 2022

4 For the period 1 January 2022 through 15 April 2022